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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this registration statement of Procept, Inc. on Form S-8 of our report, which includes an explanatory paragraph regarding substantial doubt about the entity's ability to continue as a going concern, dated February 22, 1996, except as to the information presented in Note M, for which the date is March 27, 1996, on our audits of the financial statements of Procept, Inc. as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, which report is included in Procept, Inc.'s Annual Report on Form 10-K as previously filed.

                                                    /s/ COOPERS & LYBRAND L.L.P.
                                                    ----------------------------

Boston, Massachusetts
June 14, 1996